EXHIBIT 5.1

January 20, 2005

CanWest Petroleum Corporation
206-475 Howe St.
Vancouver, B.C.
Canada, V6C-2B3

RE: REGISTRATION STATEMENT ON FORM S-8 OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF CANWEST PETROLEUM CORPORATION (F/K/A URANIUM POWER CORPORATION)

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by CanWest Petroleum Corporation, a Colorado corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to shares of the Company's common stock, par value $0.001 per share, issuable pursuant to the Uranium Power Corporation 2003c Stock Option Plan (the "Plan"), it is our opinion that such shares, when sold in accordance with the Plan and applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Burns Figa & Will, P.C.